Exhibit 10.101

EMPLOYMENT CONTRACT

THE STATE OF TEXAS	)(
	)(	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MIDLAND	)(

This Employment Contract (“Agreement”) is made and entered into on or as of the 12th day of December, 2005.

By this Agreement, Cap Rock Energy Corporation, referred to in this Agreement as “Company”, acting by and through its President, William L. West, or his successor, hereinafter referred to as “President” employs Melissa D. Davis, referred to in this Agreement as “Davis”, and whose principal place of employment is 500 W. Wall, Midland, Midland County, Texas, who accepts employment on the following terms and conditions:

ARTICLE 1

TERMS OF EMPLOYMENT

1.01        By this Agreement, the Company, acting by and through and under the direction of its President, employs Davis and Davis accepts employment with the Company for an initial term of one (1) year.  Unless a written notice to terminate this Agreement is executed and properly delivered by either party at least ninety (90) days prior to an anniversary date of the execution of this Agreement, this Agreement shall annually and automatically be renewed for an additional term of one (1) year.  This Agreement may, however, be terminated earlier, as provided in Article 4, below.

1.02        Davis shall have the job duties as assigned to her by the President.  After Davis has been employed by the Company for ninety (90) days, and upon a satisfactory evaluation by the President, Davis will be considered for appointment as Vice President and Chief Financial Officer of the Company.

ARTICLE 2

EMPLOYMENT COMPENSATION & BENEFITS

2.01        As compensation for all services rendered under this Agreement, Davis shall be paid by Company a salary of $160,000.00 per year, or any greater amount of compensation including bonuses and deferred compensation authorized by the wage and salary plan or board policies authorized by the Company, together with an annual salary adjustment in an amount at least equal to any approved across the board salary adjustments for all employees.

2.02        Davis shall receive three weeks of vacation (annual leave), available immediately upon her employment pursuant to this Agreement, and the same sick leave and all other benefits as are accorded regular full-time employees of the Company including provisions governing accrual and payment thereof on early retirement or other methods of employment as set forth in the Company’s employee policies.

2.03        Subject to the above paragraph 2.02, all provisions of the Company’s rules and regulations relating to annual leave (vacation, 3 weeks per year), sick leave, early retirement, insurance, savings, deferred compensation, bonuses, pension program contributions, holiday, stock options as available and appropriate for her responsibility and experience and other fringe benefits and working conditions as they now exist or hereafter may be amended, shall apply to Davis as they would to other employees of the Company.  Notwithstanding the foregoing however, Davis may, at her option, elect to be covered under or participate in the Company’s employee benefit plans as though she were hired prior to May 1, 2002.

2.04        Because Davis’s duties will from time to time require her to work outside of, and in addition to, the Company’s established normal workweek, work days and work hours, Davis shall be allowed to take compensatory time off.

2.05        Company will reimburse Davis for professional dues and continuing education requirements, including the cost of meeting CPA continuing education requirements..

2.06        Company will pay Davis a signing bonus of $5,000.00 (net after taxes, FICA and medicare  at the maximum withholding rate are deducted)

2.07        Company will pay Davis’s reasonable expenses to include living expenses while living in Midland on a temporary basis prior to moving her permanent residence to the Midland area as soon as practical after May 2006.  The Company will be flexible in accommodating her commute in the interim and provide Davis with a reasonably priced furnished apartment and a vehicle in Midland and Davis will use her professional judgment in allocating her time between her home office in Fort Worth and her Midland office.  The Company further agrees to pay Davis’s moving expenses as follows:

Out of pocket costs of reasonable house hunting trips for her and her spouse and of moving household contents and automobiles (at least two bids submitted), pets and family members.

ARTICLE 3

COVENANT TO PERFORM

3.01        Davis agrees and covenants to perform her work and services diligently and use her best efforts to faithfully comply with all of the assignments duly made to her on behalf of the Company by President or his designee.

3.02        Davis agrees to execute and honor and abide by the Company’s “Employee Pledge and Proprietary Rights and Information Agreement” which all other employees of the Company have executed and agreed to, a copy of which is attached hereto as Exhibit “A”.

ARTICLE 4

TERM AND TERMINATION

4.01        The Company shall employ Davis pursuant to this Agreement for the one (1) year term beginning with the effective date of her employment hereunder, yearly renewable subject to and following a satisfactory evaluation employee appraisal report on Davis by, for successive one year terms.  However, if during such employment, Davis fails or refuses to perform the work and services assigned to her on behalf of the Company by the President, or should she become derelict in so performing, or become unable to perform, or otherwise become in substantial breach of this Agreement all as may be determined by the President in his sole discretion or otherwise so act as to give the Company cause, this Agreement shall, at the President’s sole option, cease and terminate and any of Davis’s rights hereunder not already finally vested shall cease on or at such time as the President or his designee shall notify Davis orally or in writing.  The term “cause” shall include the following:

1.                                       Knowingly, willfully and substantially, during the term of this Agreement, neglects the duties that Davis is required to perform under the terms of this Agreement.

2.                                       Knowingly, willfully and substantially, during the term of this Agreement, commits clearly dishonest acts toward the Company with the intent to injure or damage the Company.

3.                                       Insubordination or failing to follow the directives of the President/CEO in connection with normal assigned job related duties.

4.                                       An unsatisfactory evaluation by President of Davis on the annual employee appraisal.

4.02        Notwithstanding paragraph 4.01, this Agreement and Davis’s employment hereunder may be terminated at such time and upon such terms and conditions as the parties may mutually agree.

4.03        Notwithstanding the provisions of paragraphs 4.01 and 4.02 above, Davis’s employment hereunder shall terminate under any of the following conditions:

a.                                       Death. Davis’s employment under this Agreement shall terminate automatically upon her death.  In such event, Davis’s Base Salary shall continue to be paid to her designated beneficiary for the remaining term of this Agreement.

Total Disability.  The Company shall have the right to terminate this Agreement if Davis becomes Totally Disabled.  For purposes of this Agreement, “Totally Disabled” means that Davis is not working and is currently unable to perform the substantial and material duties of her position hereunder as a result of sickness, accident or bodily injury for a period of three months.  Prior to a determination that Davis is Totally Disabled, but after Davis has exhausted all sick leave and vacation benefits provided by the Company, Davis shall continue to receive her Base Salary, offset by any disability benefits she may be eligible to receive, for the remaining term of this Agreement.

ARTICLE 5

TRADE SECRETS AND CONFIDENTIAL INFORMATION

5.01        During the term of Davis’s employment, the Company will provide Davis access to, so she may become familiar with, various trade secrets and other confidential or proprietary information of the Company, train her in the use of same, and provide associates a working environment in which she can contribute toward enhancing same and upgrading her general knowledge.  Trade secrets, proprietary information and confidential information encompass, without limitation, anything which is owned by the Company and is regularly used in the operation of the business of the Company to obtain a competitive advantage over the Company’s competitors who do not know, have access to, or utilize such information or trade secrets.  Proprietary information further includes, but is not limited to, records, files, documents, bulletins, publications, manuals, financial data and information concerning and the identity of customers, prospects and suppliers.  Trade secrets further include, but are not limited to, specifications, software programs, both the source code and the object code, documentation, flow charts, diagrams, schematics, data, data bases, and business and production methods and techniques.

5.02        Davis acknowledges that such training and the use of the trade secrets and confidential or proprietary information will enable her to perform her job and enhance her compensation.  Davis recognizes and acknowledges that the trade secrets and other confidential or proprietary information of the Company are valuable, special and unique and that the protection thereof is of critical importance to the Company in maintaining its competitive position. Davis, therefore, covenants and agrees that, except as required by her employment hereunder or with the express prior written consent of the Company, she shall not, during the term of her employment by the Company or at anytime thereafter, either directly or indirectly, make independent use of, publish or otherwise disclose any of the aforesaid trade secrets or other confidential or proprietary information of the Company (whether acquired, learned, obtained or developed by her alone or in conjunction with others) to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or allow any other person , firm, corporation, association or other entity to make use of, publish or disclose any of the aforesaid trade secrets or other confidential or proprietary information. Davis agrees not to use, steal, or appropriate such items or versions thereof, whether copies or reconstructed from memory or otherwise, in any manner.  Davis further recognizes and acknowledges that in order to enable Company to perform services for its customers and engage in Company’s business, information may be furnished to the Company confidential information and that the goodwill afforded to Company depends upon, among other things, Company and its employees keeping such services and information confidential.  Davis therefore agrees that she shall keep all such information of the Company and any of its affiliates and subsidiaries completely and absolutely confidential.  This agreement not to disclose confidential information shall survive after the term of Davis’s employment pursuant to this Agreement.  Therefore, Davis shall be bound by her agreement herein not to disclose confidential information of the Company and its affiliates or subsidiaries both during her employment with the Company and after her employment with the Company is terminated.  A violation by Davis of this Article shall be a material violation of this Agreement and will justify legal and/or equitable relief.  Davis recognizes that if she breaches this agreement and discloses confidential information or trade secrets of the Company or any of its affiliates or subsidiaries, the Company will suffer substantial, irreparable and continuing injuries, damages and costs attendant thereto.  Further, recognizing that money damages may not provide adequate relief, Davis agrees that, in the event that she breaches or threatens to breach this Agreement, the Company shall be entitled to a preliminary or permanent injunction in order to prevent the continuation of such harm and, as liquidated damages, Davis shall forfeit all payments made pursuant to this Agreement from the date the Agreement was breached and any payments that are or may be due pursuant to this Agreement, as well as any rights or benefits, including health insurance benefits.

5.03        Davis and the Company acknowledge and agree that the fact that the Parties have entered into this Agreement and the terms of this Agreement are confidential.  Neither of the Parties may therefore disclose the terms of this Agreement to others, except as necessary with regard to the filing of income taxes and other necessary documents or as required by law, or pursuant to a subpoena or court order, unless such disclosure has been approved by the other Party’s written permission.

ARTICLE 6

NON-COMPETITION AGREEMENT

Davis agrees that upon her termination of employment from the Company, for a period of Two (2) years, she will not engage or participate, directly or indirectly, in competition with the Company or any of its affiliates or subsidiaries without the prior written consent of the Company which consent shall not be unreasonably withheld.  This Agreement shall prohibit Davis from, among other things, attempt to serve or assist others in serving the Company’s present or potential customers. Davis further agrees that she will never at any time after executing this Agreement, assist any person or entity in buying, merging with or acquiring the Company unless the Company consents in writing.

ARTICLE 7

PROHIBITIONS

7.01        Davis shall not, at any time during or after the term of this Agreement, make derogatory, false, or misleading oral or written comments to any person or entity regarding the Company, its management, officers, directors, employees or agents. Davis agrees generally to speak favorably of the Company and her employment with the Company.

7.02        Davis agrees that neither she, nor any member of her immediate family, shall run for or serve as a Director of the Company for a period of five (5) years after Davis’s employment with the Company is terminated.

7.03                        The Company and Davis recognize and agree that the damages to the Company for violation of Articles 5,6 and 7 may be difficult, if not impossible to ascertain, and therefore the Parties hereby agree that in the event Davis breaches these Articles 5, 6, and 7, the Company shall be entitled to liquidated damages for such breach which shall be forfeiture and reimbursement by Davis of all amounts paid to Davis from the time of the breach, received by Davis from Company pursuant to this Agreement from the time of the breach, or any amounts which Davis is entitled to receive pursuant to this Agreement, and all rights and benefits, including health insurance benefits and stock which Davis may be entitled to receive pursuant to this Agreement.

ARTICLE 8

SUPERSESSION AND EFFECTIVENESS

8.01        This Agreement supersedes any other agreement or understanding, written or oral, between the parties with respect to the matters covered hereunder, and it contains the entire understanding of the parties and all of the covenants and agreements between them with respect to Davis’s employment.

8.02        This Agreement shall bind and be for the benefit of the parties to the agreement, as well as their respective successors, heirs and assigns, it being understood, however that this Agreement may be assigned only with the written consent of both parties.

8.03        The existence and effectiveness of this Agreement between the parties hereto does not preclude or otherwise interfere with employment of Davis by subsidiary corporations of Cap Rock Energy Corporation, or by any corporation organized by the Company’s Board of Directors for the benefit of the Company, or the receipt of compensation by Davis from any such corporations.

8.04        This Agreement shall become binding upon the parties from and as of the date of the execution.

ARTICLE 9

GOVERNING LAW

This Agreement has been executed in the State of Texas and shall be governed by and construed in all respects in accordance with the laws of the State of Texas.

ARTICLE 10

ARBITRATION

All disputes, claims and matters in question arising under, with respect to or out of this Agreement or the relationship between the parties created by this agreement, whether sounding in contract, tort or otherwise, which cannot be resolved between the Parties, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act.  The arbitration shall be administered by the American Arbitration Association (“AAA”) in Dallas, Texas in accordance with the Commercial Arbitration Rules of the AAA..  There shall be three arbitrators.  Each party shall designate an arbitrator, who need not be neutral, within 30 days of receiving notification of the filing with the AAA of a demand for arbitration.  The two arbitrators so designated shall elect a third arbitrator.  If either party fails to designate an arbitrator within the time specified or the two parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointments, the third arbitrator shall be appointed by the AAA.  The decision or award of a majority of the arbitrators shall be final and binding upon the parties.  Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.  It is expressly agreed that the arbitrators shall have no authority to award punitive or exemplary damages, the parties hereby waiving their right, if any, to recover punitive or exemplary damages, either in arbitration or in litigation.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals, one being retained by each, on or as of the 19th day of December, 2005.

CAP ROCK ENERGY CORPORATION

/s/ Melissa D. Davis	/s/ William L. West
MELISSA D. DAVIS	WILLIAM L. WEST, President

THE STATE OF TEXAS	)(
)(
COUNTY OF MIDLAND	)(

This instrument was acknowledged before me on this the 19th day of December, 2005, by WILLIAM L. WEST, President of Cap Rock Energy Corporation, a Texas corporation, on behalf of said corporation.

/s/ Peggy Sue Geer
Notary Public, State of Texas
Printed Name of Notary:

My Commission Expires: 3/31/07

(SEAL)

THE STATE OF TEXAS	)(
)(
COUNTY OF MIDLAND	)(

This instrument was acknowledged before me on this the 19th day of December, 2005, by MELISSA D. DAVIS.

/s/ Peggy Sue Geer
Notary Public, State of Texas
Printed Name of Notary:

My Commission Expires: 3/31/07

(SEAL)